Exhibit 99.1
DENDREON ANNOUNCES CHANGE IN BOARD OF DIRECTORS

SEATTLE, September 14, 2010 -  Dendreon Corporation (Nasdaq: DNDN) today announced that Ian Clark, chief executive officer and head of North American commercial operations at Genentech, a wholly-owned member of the Roche Group, has resigned from the company's Board of Directors.

"It’s been rewarding to serve on the board at one of the most exciting periods in Dendreon’s history,” said Mr. Clark. “Unfortunately, my job responsibilities currently limit the time I can devote to be an effective director to Dendreon at this time, and I wish the management team and employees continued success as they realize their mission of transforming the lives of patients with cancer.”

“We appreciate Ian’s contributions during this pivotal time and wish him the best in his endeavors at Genentech,” said Richard B. Brewer, chairman of the Dendreon Board of Directors.

About Dendreon

Dendreon Corporation is a biotechnology company targeting cancer and transforming lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first autologous cellular immunotherapy product, PROVENGE(R) (sipuleucel-T), was approved by the FDA in April 2010 for the treatment of asymptomatic or minimally symptomatic metastatic, castrate-resistant (hormone-refractory) prostate cancer. Dendreon also is developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer. The Company is headquartered in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/

SOURCE Dendreon Corporation